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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of National Golf Properties, Inc. on Form S-8 (and the related prospectus) (File No. 33-67350), of our report dated February 28, 1996, on our audits of the consolidated and combined financial statements and financial statement schedule of National Golf Properties, Inc. and Golf Properties Group (Predecessor Affiliates) as of December 31, 1995 and 1994, and for the years then ended and the period August 18, 1993 through December 31, 1993 and the period January 1, 1993 through August 17, 1993, respectively, which report is included in this Annual Report on Form 10-K/A Amendment No. 3.

                                          Coopers & Lybrand, L.L.P.

Los Angeles, California
June 21, 1996